Exhibit 99.1

DREAMWORKS ANIMATION REPORTS

FIRST QUARTER 2015 FINANCIAL RESULTS

Glendale, California – April 30, 2015 – DreamWorks Animation SKG, Inc. (Nasdaq: DWA) today reported revenues for the quarter ended March 31, 2015 of $166.5 million, representing an increase of 13.1% from the same period in 2014. In addition, DWA reported an adjusted(1) operating loss of ($3.4) million and adjusted(1) net loss attributable to DWA of ($21.5) million or an adjusted(1) loss of ($0.25) per share. Adjusted financial results exclude a $31.9 million pre-tax charge associated with Company’s restructuring plan announced on January 22, 2015.

Including the impact of the restructuring plan, DWA reported an operating loss of ($35.3) million and reported net loss attributable to DWA of ($54.8) million, or ($0.64) per share for the quarter ended March 31, 2015. Of the restructuring-related charges totaling $31.9 million or a loss of ($0.37) per share, $6.1 million was due to employee termination and other employee-related costs, $9.3 million was related to accelerated depreciation and amortization charges associated with the closure of our Redwood City facility, and $16.5 million was primarily related to excess staffing and other costs associated with the previously announced changes in the feature film slate.

“While 2015 is a transitional year for us, the worldwide box office performance of Home serves as early evidence that the changes we’re making in the core feature animation business are working,” said Jeffrey Katzenberg, Chief Executive Officer of DreamWorks Animation. “In addition, last Friday, our television series All Hail King Julien won the Emmy Award for Outstanding Children’s Animated Program.” Katzenberg added, “This recognition highlights the extraordinary talent and high quality of their work being done at the studio today and we couldn’t be prouder.”

(1)	Reconciliations of non-GAAP measures to reported results are included at the end of this earnings release

Home released theatrically on March 27, 2015 and has reached $154 million at the domestic box office and nearly $154 million at the international box office to date.

First Quarter Review:

DWA’s first quarter revenues of $166.5 million increased 13.1% versus the prior year period due to increases across each of the Company’s operating segments.

Revenues for the quarter ended March 31, 2015 from the Feature Film Segment increased to $128.0 million, up from $110.1 million in the prior year period. Segment gross profit also increased to $41.0 million compared to a loss of $25.4 million in the same period last year. In the first quarter of 2014, DWA recorded an impairment charge of $57.1 million for the theatrical release of Mr. Peabody and Sherman.

Home, which was released theatrically on March 27, 2015, contributed feature film revenue of $2.9 million in the current quarter, primarily from ancillary revenues. As a result of the film’s performance in the worldwide theatrical markets, DWA currently anticipates that Fox will recoup their marketing and distribution costs and begin reporting revenue to DWA in the second quarter of 2015.

The Penguins of Madagascar contributed feature film revenue of $2.0 million in the current quarter, primarily from distribution outside of Fox territories. The film was released into the domestic home entertainment market on March 17, 2015 and through the end of the first quarter reached an estimated 2.2 million home entertainment units sold worldwide, net of actual and estimated future returns. Fox did not report any revenue to DWA in the quarter for the film as they had not yet recouped their marketing and distribution costs. DWA currently anticipates that Fox will recoup their marketing and distribution costs and begin reporting revenue to DWA in the second quarter of 2015.

How to Train Your Dragon 2 contributed feature film revenue of $41.4 million in the quarter, primarily from the domestic and international pay television windows as well as home entertainment. The film reached an estimated 8.4 million home entertainment units sold worldwide through the end of the first quarter, net of actual and estimated future returns.

Mr. Peabody and Sherman contributed feature film revenue of $31.5 million in the quarter, primarily from the domestic and international pay television windows as well as home entertainment. The film reached an estimated 3.8 million home entertainment units sold worldwide at the end of the first quarter, net of actual and estimated future returns.

Turbo contributed feature film revenue of $12.3 million in the quarter, primarily from international home entertainment. The film reached an estimated 7.1 million home entertainment units sold worldwide at the end of the first quarter, net of actual and estimated future returns.

Library titles contributed feature film revenue of $37.9 million to the quarter. Library revenues in the current quarter were driven by Rise of the Guardians, primarily from worldwide television markets, along with revenues generated in the home entertainment market by How to Train Your Dragon, which benefited from the home entertainment release of the sequel, How to Train Your Dragon 2, in November 2014. In addition, during the three months ended March 31, 2015, our Library benefitted from recoveries of $6.3 million from previously established home entertainment reserves related to sales through DWA’s former primary theatrical distributor.

Revenues for the quarter ended March 31, 2015 from the Television Series and Specials Segment were relatively in line with the prior year period at $18.0 million and were comprised of revenues generated from the delivery of episodic series. Segment gross profit declined to $3.5 million in the current period from $5.8 million in the same period of the prior year, primarily due to higher up-front marketing costs attributable to the initial launch of new series.

Revenues from the Consumer Products Segment increased to $15.1 million in the first quarter, compared to $12.1 million in the same period last year. The increase was primarily driven by revenues generated in location-based entertainment initiatives as well as from increased merchandise sales. Segment gross profit increased to $6.5 million from $6.0 million in the prior year period as higher revenues were partially offset by the timing of creative development expenses and investments in new initiatives.

Revenues for the quarter ended March 31, 2015 from the Company’s New Media Segment were $4.6 million compared to $4.1 million during the three months ended March 31, 2014, an increase of approximately 12% compared with the prior year period. This increase was primarily attributable to revenues generated by channels and Big Frame, which was acquired in April 2014. Beginning in the quarter ended December 31, 2014, the Company began reporting certain advertising revenues in this segment on a “net” basis rather than on a “gross” basis. For comparative purposes, if the New Media Segment’s revenues had been reported on a “net” basis during the quarter ended March 31, 2014, revenues for the quarter ended March 31, 2015 would reflect an increase of approximately 72% compared with the prior year period. Segment gross profit, which is not affected by this item, increased to $2.1 million from ($0.1) million in the prior-year period primarily attributable to the incremental contribution from channels, Big Frame and the successful release of Expelled.

For the quarter ended March 31, 2015, DWA posted an adjusted(1) operating loss of ($3.4) million. The increase in revenues and segment gross profit were partially offset by an increase in general and administrative expenses largely driven by costs associated with the expansion and growth of the AwesomenessTV business and higher up-front marketing costs related to the launch of new television series. The reported operating loss for the quarter ended March 31, 2015, inclusive of restructuring-related charges was ($35.3) million.

Adjusted(1) net loss attributable to DWA for the quarter ended March 31, 2015 was ($21.5) million, or an adjusted loss of ($0.25) per share. Adjusted net loss reflects interest expense associated with higher debt balances and a write-off of an equity method investment in the amount of $5.1 million in other expense (net). Reported net loss attributable to DWA for the quarter ended March 31, 2015 was ($54.8) million, or ($0.64) per share.

For the three months ended March 31, 2015, net cash provided by operating activities was $1.6 million, compared to net cash used in operating activities of ($12.5) million in the prior year period. The main sources of cash from operating activities were How to Train Your Dragon 2’s worldwide home entertainment revenues, The Croods’ worldwide home entertainment revenues, Madagascar 3’s international television revenues, and the collection of worldwide television and home entertainment revenues from other films. Cash from operating activities was partially offset by production spending for films and television series, as well as participation and residual payments. Cash from operating activities in the quarter also included cash payments totaling $29.2 million related to the 2015 Restructuring Plan.

During the quarter ended March 31, 2015, DWA amended its $400 million revolving credit facility, increasing the size of the committed facility to $450 million and extending the term through February 2020. Also in the quarter, DWA entered into an agreement to sell its campus located in Glendale, California for $185.0 million and concurrently leased it back from the purchaser. Proceeds from the sale were used to repay outstanding borrowings on the Company’s revolving credit facility. As of March 31, 2015, DWA had $370.0 million of availability on its revolving credit facility and $89.7 million of unrestricted cash and cash equivalents on hand, bringing the Company’s total available liquidity to nearly $460 million.

Items related to the earnings press release for the first quarter of 2015 will be discussed in more detail on the Company’s earnings conference call later today.

Conference Call Information

DreamWorks Animation will host a conference call and webcast to discuss the results on Thursday, April 30, 2015, at 4:30 p.m. (ET). Investors can access the call by dialing (800) 230-1085 in the U.S. and (612) 288-0329 internationally and identifying “DreamWorks Animation Earnings” to the operator. The call will also be available via live webcast at ir.dreamworksanimation.com.

A replay of the conference call will be available shortly after the call ends on Thursday, April 30, 2015. To access the replay, dial (800) 475-6701 in the U.S. and (320) 365-3844 internationally and enter 357034 as the conference ID number. Both the earnings release and archived webcast will be available on the Company’s website at ir.dreamworksanimation.com.

About DreamWorks Animation

DreamWorks Animation creates high-quality entertainment, including CG-animated feature films, television specials and series and live entertainment properties, meant for audiences around the world. The Company has world-class creative talent, a strong and experienced management team and advanced filmmaking technology and techniques. DreamWorks Animation has been named one of the “100 Best Companies to Work For” by FORTUNE® Magazine for five consecutive years. In 2013, DreamWorks

Animation ranked #12 on the list. All of DreamWorks Animation’s feature films are produced in 3D. The Company has theatrically released a total of 31 animated feature films, including the franchise properties of Shrek, Madagascar, Kung Fu Panda, How to Train Your Dragon, Puss In Boots, and The Croods.

Contact:

Press: Matt Lifson DreamWorks Animation Public Relations (818) 695-6576 Matt.Lifson@dreamworks.com	Investors: Jennifer DiGrazia DreamWorks Animation Investor Relations (818) 695-3384 Jennifer.Digrazia@dreamworks.com

Caution Concerning Forward-Looking Statements

This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company’s plans, prospects, strategies, proposals and our beliefs and expectations concerning performance of our current and future releases and anticipated talent, directors and storyline for our upcoming films and other projects, constitute forward-looking statements. These statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and management’s beliefs and assumptions. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological and/or regulatory factors, and other risks and uncertainties affecting the operation of the business of DreamWorks Animation SKG, Inc. These risks and uncertainties include: audience acceptance of our films, our dependence on the success of a limited number of releases each year, the increasing cost of producing and marketing feature films, piracy of motion pictures, the effect of rapid technological change or alternative forms of entertainment and our need to protect our proprietary technology and enhance or develop new technology. In addition, due to the uncertainties and risks involved in the development and production of animated feature projects, the release dates for the projects described in this document may be delayed. For a further list and description of such risks and uncertainties, see the reports filed by us with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and our most recent quarterly reports on Form 10-Q. DreamWorks Animation is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

DREAMWORKS ANIMATION SKG, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31, 2015	December 31, 2014
	(in thousands, except par value and share amounts)
Assets
Cash and cash equivalents	$89,662	$34,227
Restricted cash	14,907	25,244
Trade accounts receivable, net of allowance for doubtful accounts	173,267	160,379
Receivables from distributors, net of allowance for doubtful accounts	214,672	271,256
Film and other inventory costs, net	830,692	827,890
Prepaid expenses	33,478	17,555
Other assets	47,406	40,408
Investments in unconsolidated entities	26,695	35,330
Property, plant and equipment, net of accumulated depreciation and amortization	164,171	180,607
Intangible assets, net of accumulated amortization	180,534	186,141
Goodwill	190,668	190,668

Total assets	$1,966,152	$1,969,705

Liabilities and Equity
Liabilities:
Accounts payable	$9,781	$9,031
Accrued liabilities	164,093	190,217
Payable to former stockholder	3,128	10,455
Deferred revenue and other advances	51,052	33,895
Revolving credit facility	80,000	215,000
Lease financing obligation	183,816	—
Senior unsecured notes	300,000	300,000
Deferred taxes, net	17,388	16,709

Total liabilities	809,258	775,307
Commitments and contingencies
Equity:
DreamWorks Animation SKG, Inc. Stockholders’ Equity:
Class A common stock, par value $0.01 per share, 350,000,000 shares authorized, 105,915,146 and 105,718,014 shares issued, as of March 31, 2015 and December 31, 2014, respectively	1,059	1,057
Class B common stock, par value $0.01 per share, 150,000,000 shares authorized, 7,838,731 shares issued and outstanding, as of March 31, 2015 and December 31, 2014	78	78
Additional paid-in capital	1,179,584	1,172,806
Accumulated other comprehensive loss	(2,637)	(1,827)
Retained earnings	708,007	762,784
Less: Class A Treasury common stock, at cost, 28,019,254 and 27,884,524 shares, as of March 31, 2015 and December 31, 2014, respectively	(780,554)	(778,541)

Total DreamWorks Animation SKG, Inc. stockholders’ equity	1,105,537	1,156,357
Non-controlling interests	51,357	38,041

Total equity	1,156,894	1,194,398

Total liabilities and equity	$1,966,152	$1,969,705

DREAMWORKS ANIMATION SKG, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended
	March 31,
	2015	2014
	(in thousands, except per share amounts)
Revenues	$166,530	$147,241

Operating expenses (income):
Costs of revenues	106,165	156,398
Selling and marketing	8,475	6,262
General and administrative	89,142	47,708
Product development	332	540
Other operating income	(2,281)	(1,672)

Operating loss	(35,303)	(61,995)

Non-operating income (expense):
Interest expense, net	(6,334)	(1,773)
Other (expense) income, net	(5,466)	1,218
(Increase) decrease in income tax benefit payable to former stockholder	(25)	927

Loss before loss from equity method investees and income taxes	(47,128)	(61,623)

Loss from equity method investees	6,362	3,260

Loss before income taxes	(53,490)	(64,883)
Provision (benefit) for income taxes	2,400	(22,467)

Net loss	(55,890)	(42,416)
Less: Net (loss) income attributable to non-controlling interests	(1,113)	520

Net loss attributable to DreamWorks Animation SKG, Inc.	$(54,777)	$(42,936)

Net loss per share of common stock attributable to DreamWorks Animation SKG, Inc.
Basic and diluted net loss per share	$(0.64)	$(0.51)
Shares used in computing net loss per share
Basic and diluted	85,615	84,484

DREAMWORKS ANIMATION SKG, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended March 31,
	2015	2014
	(in thousands)
Operating activities
Net loss	$(55,890)	$(42,416)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Amortization and write-off of film and other inventory costs	93,352	145,412
Other impairments and write-offs	5,064	—
Amortization of intangible assets	3,977	3,154
Depreciation and amortization	13,374	1,081
Amortization of deferred financing costs	571	242
Stock-based compensation expense	4,399	5,309
Revenue earned against deferred revenue and other advances	(16,469)	(16,188)
Income related to investment contributions	(2,281)	(1,672)
Loss from equity method investees	6,362	3,260
Deferred taxes, net	679	(22,314)
Changes in operating assets and liabilities:
Restricted cash	10,337	—
Trade accounts receivable	(16,704)	(19,091)
Receivables from distributors	54,648	79,267
Film and other inventory costs	(89,192)	(122,837)
Prepaid expenses and other assets	(20,387)	(4,870)
Accounts payable and accrued liabilities	(25,015)	(48,594)
Payable to former stockholder	(7,328)	1,080
Income taxes payable/receivable, net	305	(658)
Deferred revenue and other advances	41,760	27,348

Net cash provided by (used in) operating activities	1,562	(12,487)

Investing activities
Investments in unconsolidated entities	(510)	(7,000)
Purchases of property, plant and equipment	(1,845)	(5,711)

Net cash used in investing activities	(2,355)	(12,711)

Financing activities
Proceeds from stock option exercises	—	261
Deferred financing costs	(5,729)	—
Purchase of treasury stock	(2,013)	(1,278)
Contingent consideration payment	(335)	—
Borrowings from revolving credit facility	340,405	—
Repayments of borrowings from revolving credit facility	(475,405)	—
Proceeds from lease financing obligation	185,000	—
Repayments of lease financing obligation	(1,184)	—
Capital contribution from non-controlling interest holder	15,000	—
Distributions to non-controlling interest holder	(571)	—

Net cash provided by (used in) financing activities	55,168	(1,017)

Effect of exchange rate changes on cash and cash equivalents	1,060	396

Increase (decrease) in cash and cash equivalents	55,435	(25,819)
Cash and cash equivalents at beginning of period	34,227	95,467

Cash and cash equivalents at end of period	$89,662	$69,648

Non-cash investing activities:
Intellectual property and technology licenses granted in exchange for equity interest	$2,225	$1,294
Services provided in exchange for equity interest	55	383

Total non-cash investing activities	$2,280	$1,677

Supplemental disclosure of cash flow information:
Cash paid during the period for income taxes, net of amounts refunded	$1,441	$503

Cash paid during the period for interest, net of amounts capitalized	$12,132	$7,515

Non-GAAP Measures

In addition to the financial results reported in accordance with U.S. GAAP, we have provided the following non-GAAP measures: Adjusted Income/Loss and Adjusted EBITDA (collectively, “non-GAAP measures”). Adjusted Income/Loss and Adjusted EBITDA are not prepared in accordance with U.S. GAAP. We believe the use of these non-GAAP measures on a consolidated basis assists investors in comparing our ongoing operating performance between periods. Adjusted Income/Loss and Adjusted EBITDA provide a supplemental presentation of our operating performance and generally reflect adjustments for unusual or non-operational activities. We may not calculate Adjusted Income/Loss or Adjusted EBITDA in a manner consistent with the methodologies used by other companies. Adjusted Income/Loss and Adjusted EBITDA (a) do not represent our operating income or cash flows from operating activities as defined by U.S. GAAP; (b) in the case of Adjusted EBITDA, does not include all of the adjustments used to compute consolidated cash flow for purposes of the covenants applicable to the Notes; (c) are not necessarily indicative of cash available to fund our cash flow needs; and (d) should not be considered alternatives to net income, operating income, cash provided by operating activities or our other financial information as determined under U.S. GAAP. Our presentation of Adjusted Income/Loss and Adjusted EBITDA measures should not be construed as an implication that our future results will be unaffected by unusual items.

Adjusted Income / Loss Measures

On January 22, 2015, the Company announced its restructuring initiatives (the “2015 Restructuring Plan”) that are intended to refocus the Company’s core feature animation business. In connection with the 2015 Restructuring Plan, the Company made changes in its senior leadership team and also made changes based on its reevaluation of the Company’s feature film slate. The Company evaluates operating performance to exclude the effects of the charges related to the execution of the 2015 Restructuring Plan as it believes the restructuring-related charges do not correlate with the ongoing operating results of the Company’s business and were charges that resulted from significant decisions that were made in order to refocus the Company. As a result, the Company believes that presenting the Company’s Adjusted Operating Income/Loss, Adjusted Net Income/Loss Attributable to DWA and Adjusted Diluted Income/Loss per share (collectively, “Adjusted Income/Loss Measures”) will aid investors in evaluating the performance of the Company. The Company defines Adjusted Income/Loss Measures as net earnings (loss) adjusted to exclude the items within its Consolidated Statements of Operations that relate to its 2015 Restructuring Plan (as discussed further in the footnotes to the tables below).

The Company uses these Adjusted Income/Loss Measures to, among other things, evaluate the Company’s operating performance. These measures are among the primary measures used by management for planning and forecasting of future periods, and they are important indicators of the Company’s operational strength and business performance because they provide a link between profitability and operating cash flow. The Company believes these measures are relevant and useful for investors because they allow investors to view performance in a manner similar to the method used by the Company’s management and help improve investors’ understanding of the Company’s operating performance. In addition, the Company believes that these are among the primary measures used externally by the Company’s investors, analysts and industry peers for purposes of valuation and for the comparison of the Company’s operating performance to other companies in its industry.

Adjusted Income/Loss Measures Reconciliation

The following is a reconciliation of each of the Company’s GAAP measures (operating income/loss, net income/loss attributable to DreamWorks Animation SKG, Inc. and diluted earnings per share) to the non-GAAP adjusted amounts. In addition, following this table is an additional reconciliation for adjusted general and administrative, which is a component of the Adjusted Income/Loss Measures.

DREAMWORKS ANIMATION SKG, INC.

ADJUSTED INCOME/LOSS RECONCILIATIONS

(Unaudited)

Three Months Ended March 31, 2015
(in thousands, except per share amounts)
Operating loss - as reported	$(35,303)

Reverse 2015 Restructuring Plan charges:
Employee-related termination costs(1)	4,587
Relocation and other employee-related costs(2)	1,496
Accelerated depreciation and amortization charges(3)	9,279
Additional labor and other excess costs(4)	16,509

Total restructuring-related charges	31,871

Adjusted operating loss	$(3,432)

Net loss attributable to DreamWorks Animation SKG, Inc. - as reported	$(54,777)

Reverse 2015 Restructuring Plan charges:
Employee-related termination costs(1)	4,587
Relocation and other employee-related costs(2)	1,496
Accelerated depreciation and amortization charges(3)	9,279
Additional labor and other excess costs(4)	16,509

Total restructuring-related charges	31,871

Tax impact(5)	1,434

Adjusted net loss attributable to DreamWorks Animation SKG, Inc.	$(21,472)

Loss per share - as reported	$(0.64)

Reverse 2015 Restructuring Plan charges:
Employee-related termination costs(1)	0.05
Relocation and other employee-related costs(2)	0.02
Accelerated depreciation and amortization charges(3)	0.11
Additional labor and other excess costs(4)	0.19

Total restructuring-related charges	0.37

Tax impact(5)	0.02

Adjusted loss per share	$(0.25)

DREAMWORKS ANIMATION SKG, INC.

ADJUSTED EXPENSE RECONCILIATION

(Unaudited)

Three Months Ended March 31, 2015
(in thousands)
General and administrative - as reported	$89,142

Reverse 2015 Restructuring Plan charges:
Employee-related termination costs(1)	(4,587)
Relocation and other employee-related costs(2)	(1,496)
Accelerated depreciation and amortization charges(3)	(9,279)
Additional labor and other excess costs(4)	(16,509)

Total restructuring-related charges	(31,871)

Adjusted general and administrative	$57,271

(1)	Employee-related termination costs. Employee-related termination costs consist of severance and benefits (including stock-based compensation) attributable to employees that were terminated in connection with the 2015 Restructuring Plan.
(2)	Relocation and other employee-related costs. Relocation and other employee-related costs largely consist of costs to relocate employees from our Northern California facility to our Southern California facility.
(3)	Accelerated depreciation and amortization charges. Accelerated depreciation and amortization charges consist of the incremental charges we incurred as a result of shortened estimated useful lives of certain property, plant and equipment due to the decision to exit our Northern California facility.
(4)	Additional labor and other excess costs. Additional labor consists of costs related to excess staffing in order to execute the restructuring plans specifically related to changes in the feature film slate. These additional labor costs are incremental to our normal operating charges and are expensed as incurred. Other excess costs are those due to the closure of our Northern California facility and primarily relate to costs that we incurred to continue to operate the facility until we exit the facility.
(5)	Tax Impact. The tax impact of the non-GAAP adjustments is calculated at the Company’s combined effective tax rate of (4.5)% for the quarter ended March 31, 2015.

Adjusted EBITDA

In connection with our issuance of the Notes on August 14, 2013, we began to use Adjusted EBITDA to provide investors with a measure of our ability to make our interest payments on the Notes. We define Adjusted EBITDA as net income before provision for income taxes, loss from equity method investees, increase/decrease in income tax benefit payable to former stockholder, other income (net), interest income (net), other non-cash operating income, depreciation and amortization, stock-based compensation expense, impairments and other charges and certain components of amortization of film and other inventory costs (refer to the reconciliation below). Although the indenture governing the Notes does not include covenants based on Adjusted EBITDA, we believe our investors and noteholders use Adjusted EBITDA as one indicator of our ability to comply with our debt covenants as it is similar to the consolidated cash flow measure described in the indenture (refer to our Current Report on Form 8-K filed on August 14, 2013). Although consolidated cash flow is not a financial covenant under the indenture, it is a measure that is used to determine our ability to make certain restricted payments and incur additional indebtedness in accordance with the terms of the indenture.

Adjusted EBITDA Reconciliation

We believe that net income is the most directly comparable U.S. GAAP measure to Adjusted EBITDA. Accordingly, the table below presents a reconciliation of net income (or loss) to Adjusted EBITDA. The reconciliation also includes a further reconciliation of Adjusted EBITDA to exclude the charges associated with the 2015 Restructuring Plan (as previously described). Lastly, as Adjusted EBITDA is also used as a liquidity measure, the table also presents a reconciliation of Adjusted EBITDA to cash flow provided by (used in) operating activities.

DREAMWORKS ANIMATION SKG, INC.

ADJUSTED EBITDA RECONCILIATIONS

(Unaudited)

	Three Months Ended
	March 31,
	2015	2014
	(in thousands)
Reconciliation of Net Loss to Adjusted EBITDA:

Net loss	$(55,890)	$(42,416)
Provision (benefit) for income taxes	2,400	(22,467)
Loss from equity method investees	6,362	3,260
Increase/decrease in income tax benefit payable to former stockholder	25	(927)
Other expense/income, net	5,466	(1,218)
Interest expense, net	6,334	1,773

Operating loss	(35,303)	(61,995)
Income related to investment contributions	(2,281)	(1,672)
Amounts included in amortization of film and other inventory costs(1)	12,478	8,821
Film impairments	933	57,074
Depreciation and amortization(2)	17,351	4,235
Stock-based compensation expense	4,399	5,309

Adjusted EBITDA	$(2,423)	$11,772

Reconciliation of Adjusted EBITDA to exclude 2015 Restructuring Plan:

Reverse 2015 Restructuring Plan charges(4):
Employee-related termination costs	$4,587	$—
Relocation and other employee-related costs	1,496	—
Accelerated depreciation and amortization charges	9,279	—
Additional labor and other excess costs	16,509	—

Total restructuring-related charges	31,871	—

Adjusted EBITDA (excluding 2015 Restructuring Plan)	$29,448	$11,772

Reconciliation of Adjusted EBITDA to Cash Provided by (Used in) Operating Activities:

Adjusted EBITDA	$(2,423)	$11,772
Amortization and write-off of film and other inventory costs(3)	79,941	79,517
Revenue earned against deferred revenue and other advances	(16,469)	(16,188)
Other expense/income, net	(5,466)	1,218
Other impairments and write-offs	5,064	—
Interest expense, net	(6,334)	(1,773)
Net (payments of) refund from income taxes and stockholder payable	(8,793)	1,498
Changes in certain operating asset and liability accounts	(43,958)	(88,531)

Cash provided by (used in) operating activities	$1,562	$(12,487)

(1)	Amortization and write-offs of film and other inventory costs in any period include depreciation and amortization, interest expense and stock-based compensation expense that were capitalized as part of film and other inventory costs in the period that those charges were incurred. For purposes of Adjusted EBITDA, we add back the portion of amortization and write-offs of film and other inventory costs that represents amounts previously capitalized as depreciation and amortization, interest expense and stock-based compensation expense.
(2)	Includes those amounts pertaining to the amortization of intangible assets that are classified within costs of revenues.
(3)	Represents the remaining portion of amortization and write-off of film and other inventory costs not already included in Adjusted EBITDA (refer to reconciliation of net income (or loss) to Adjusted EBITDA).
(4)	Refer to footnotes in the Adjusted Income/Loss Measures Reconciliation section for a description of these adjustments.